Exhibit 10.18

CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

INDENTURE OF LEASE
1.PARTIES
1089 Washington Street Limited Partnership, a Massachusetts limited partnership of which Copley General II, Inc. is the present and sole general partner, whose principal place of business is 10 Newbury Street, Boston, MA, “Landlord”, which expression shall include its heirs, successors, and assigns where the context so admits, does hereby lease 1089 Washington Street, Newton, MA 02465 to Ascend Mass, LLC, a Massachusetts limited liability company, “Tenant”, which expression shall include its heirs, successors, executors, administrators and assigns where the context so admits.
2.PREMISES
Tenant hereby leases from Landlord, and Landlord hereby grants, demises and leases to Tenant, the exclusive use of the entire one story building deemed to consist of approximately 8,500 square feet of rentable space (to be partially demolished and reconfigured to an approximate 5,000 square foot space) (“Building”) and all the land area under and appurtenant to the Building including the parking area consisting of approximately 25,036 square feet, known as and numbered 1089 Washington Street (a/k/a 58 Cross Street), West Newton, MA, all of which is shown on a site plan, marked Exhibit A and attached hereto (hereinafter referred to as the "Premises"). THE PREMISES ARE LEASED “AS IS” AND “WHERE IS” AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTY WHATSOEVER, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND IN PARAGRAPH 51.
Tenant shall have sole and exclusive use of the Premises, subject only to any express reservations of Landlord in the Lease.
As the sole occupant of the Premises, Tenant will have the right to control access to and the use of the parking area, post directional and no trespassing signage, engage towing companies and tow unauthorized vehicles.
3.COMMENCEMENT DATE AND TERM; LICENSE CONTINGENCY
The Lease shall commence upon lease execution, the “Lease Commencement Date”, and terminate fifteen (15) years from when the Premises are operational per the Use of Premises clause Paragraph 11, which shall be defined as notice by the Cannabis Control Commission to commence operations “Store Opening”.
Prior to the Lease Commencement Date, Tenant has the right to enter the Premises to perform architectural and engineering work, but is strictly prohibited from performing any construction work including demolition.
Notwithstanding anything in this Lease to the contrary, this Lease is subject to the following contingency:
Tenant previously submitted with the Cannabis Control Commission (the “CCC”) an application to obtain a license (the “Final License”) to operate a Marijuana Establishment at the
Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Premises. Tenant anticipates receiving a provisional license (the “Provisional License”) from the CCC in June 2020. In the event the Tenant shall not receive its Provisional License by July 10, 2020 Tenant shall notify Landlord prior to 5:00 pm EST on July 17, 2020, in writing, specifying the reasons for the denial and whether Tenant elects, at Tenant’s sole option, to terminate the Lease or pursue and appeal of any denial of the Provisional License. Should Tenant not notify Landlord of its intention to terminate the Lease or pursue and appeal any denial of the Provisional License prior to 5:00 pm EST on July 17, 2020, Tenant shall lose its right to terminate the Lease, and this Lease shall be in full force and effect.
Should Tenant elect to pursue an appeal it shall be subject to satisfaction of the following conditions: (i) Tenant obtains Landlord’s prior written consent of the appeal, such consent not to be unreasonably withheld, conditioned or delayed, (ii) the parties mutually agree to an extension of the approval period to allow Tenant to pursue such appeal, “Appeal Period”, which Appeal Period shall terminate sixty (60) days following Tenant’s written notice to Landlord of their intention to appeal, (iii) during the Appeal Period, the Tenant shall be obligated to continue to pay the Construction Base Rent (defined below), and (iv) Tenant shall diligently prosecute such appeal. Should the Tenant not receive the Provisional License prior to the end of the Appeal Period, this Lease shall terminate and become null and void.
If the Tenant elects to terminate the Lease under this section or loses its appeal, neither party shall have any further liabilities or obligations hereunder, except Landlord shall be entitled to keep the entire PSA Deposit (defined below) and any Construction Base Rent paid to date.
Following Tenant’s receipt of the Provisional License, Landlord agrees to cooperate with Tenant in Tenant’s attempts to obtain the Final License, provided that Landlord shall not be required to incur any cost in connection therewith.
4.BASE RENT
Tenant shall pay to Landlord base rent at the rate of Nine Hundred Thousand ($900,000.00) Dollars per year, (“Base Rent”), payable in advance in monthly installments of Seventy-Five Thousand ($75,000.00) Dollars, for the first year of the term. During the Term, Base Rent shall be due and payable according to the following schedule:

YEAR	ANNUALLY	MONTHLY
1	$900,000.00	$75,000.00
2	$922,500.00	$76,875.00
3	$945,562.50	$78,796.88
4	$969,201.56	$80,766.80
5	$993,431.60	$82,785.97
6	$1,018,267.39	$84,855.62
7	$1,043,724.08	$86,977.01
8	$1,069,817.18	$89,151.43
9	$1,096,562.61	$91,380.22
10	$1,123,976.67	$93,664.72
11	$1,152,076.09	$96,006.34
12	$1,180,877.99	$98,406.50
13	$1,210,399.94	$100,866.66
14	$1,240,659.94	$103,388.33
15	$1,271,676.44	$105,973.04
5.RENT COMMENCEMENT DATE
Tenant’s obligation to pay rent begins May 1, 2020 (the “Rent Commencement Date”).
The Tenant shall pay Twenty-Five Thousand ($25,000.00) Dollars per month, (“Construction Base Rent”), commencing on the Rent Commencement Date, and continuing each month until the Base Rent is due.
Tenant’s obligation to pay Base Rent shall commence on the earlier of (i) Store Opening, or (ii) nine (9) months after the Lease Commencement Date.
Tenant's obligation to pay the monthly rent arises on the first day of each month as provided above. Tenant shall be required to pay a late fee equal to [***] percent ([***]%) of the monthly rent for any payment postmarked after the fifth day of the month in which it is due. All rent and all charges relating to Tenant's obligations under the Lease (including but not limited to, reasonable attorney’s fees, other costs of collection, or costs incurred by Landlord arising from a default of Tenant's obligations under this Lease) shall constitute rent due and payable under this Lease. Fixed and additional rent shall be paid by Tenant to Landlord without offset or deduction, except as otherwise herein expressly provided. Rent as defined in this Paragraph 5 may be recovered in any legal action brought by the Landlord, including, without limitation, an action to evict Tenant under Massachusetts General Laws.
6.SECURITY DEPOSIT
Upon the Lease Commencement Date, Tenant shall pay to Landlord the amount of Four Hundred Fifty Thousand ($450,000.00) Dollars, the “Security Deposit”, which shall be held as security for Tenant’s performance as herein provided and refunded to Tenant at the end of this Lease or any extensions thereto, subject to Tenant’s satisfactory compliance with the conditions hereof. Three Hundred Thousand ($300,000.00) Dollars initially deposited (the “PSA Deposit”)

per the Purchase and Sale Agreement between Landlord and Tenant (MassGrow, LLC) dated January 9, 2019 (“PSA”), and herein attached as Exhibit C, shall be applied towards the Security Deposit. Landlord may use, apply, or retain the whole or any part of the Security Deposit to the extent required for the payment of any rent or other payment due to Landlord hereunder or other sum which Landlord may expend or incur by reason of Tenant’s default in any of the terms of this Lease, including, but not limited to, any damages or deficiency in the re-letting of the Premises, whether such damages or deficiencies accrued before or after summary proceedings or other re-entry by Landlord. If all or any part of the Security Deposit is applied to an obligation of Tenant hereunder, Tenant shall immediately upon the request by Landlord restore the Security Deposit to its original amount. Landlord shall return any unapplied balance of the Security Deposit to Tenant within thirty (30) days of the end of the term of this Lease.
Thirty (30) days prior to Tenant’s scheduled demolition of the approximate 3,500 square foot rear portion of the Premises, identified in Exhibit A, and further identified in the construction plans and construction schedule outlined in Exhibit B, provided by Tenant and reviewed and approved by Landlord, Tenant shall pay to Landlord additional security in the amount of Five Hundred Fifty Thousand ($550,000.00) Dollars for the performance and completion of the construction process, the “Completion Guarantee”. Prior to the Completion Guarantee deposit, in no event shall Tenant demolish or structurally alter the back approximate 3,500 square foot portion of the Premises without Landlord’s prior written consent. The Completion Guarantee shall be refunded to Tenant in full within Five (5) days after notice of Store Opening and release of mechanical liens by Tenant’s contractors.
7.ABSOLUTELY NET
The Construction Base Rent and Base Rent payable hereunder shall be net to Landlord, so that this Lease shall yield to Landlord the net rent specified herein during the term of this Lease and any extensions thereto. In order that the Construction Base Rent and Base Rent shall be absolutely net to Landlord, Tenant covenants and agrees, beginning on the Lease Commencement Date, to pay, as additional rent (“Additional Rent”), all costs and expenses for or related to the ownership, operation, maintenance, repair and replacement of the Premises. (Construction Base Rent, Base Rent, Additional Rent and all other sums payable by Tenant hereunder are hereinafter referred to collectively as the “Rent”.) The enumeration of the particular items of Additional Rent such as Taxes and Utility Charges, to be paid by Tenant under this Lease, shall not be deemed to constitute a limitation on the generality of the foregoing.
8.REAL ESTATE TAX AND INSURANCE REIMBURSEMENT
A.Real Estate Tax Reimbursement
Landlord shall pay to the local tax authorities and other governmental agencies throughout the term of this Lease and any extensions thereof, all real estate taxes, and all assessments which may be levied against the Premises and the land and buildings comprising the same. Tenant agrees to pay to the local tax authorities and other governmental agencies, throughout the term of this Lease and any renewal thereof, all personal property, corporate excise, or any other taxes which may be levied against Tenant’s merchandise, trade fixtures and other personal property in and about the Premises.

Beginning with the Lease Commencement Date, Tenant agrees to reimburse the Landlord as Additional Rent, [***]% of the real estate taxes, including municipal betterments levied against the land and Building that are subject to this Lease, of which the Premises are a part. This adjustment shall be prorated should this Lease commence after the beginning of any fiscal year or terminate before the end of any fiscal year.
Tenant shall have the right, at its sole cost and expenses, to apply for a tax abatement for the Premises with respect to any time period during the term of this Lease.
B.Insurance Reimbursement
Tenant shall pay to the Landlord as Additional Rent, [***]% of the premium charged to Landlord for fire, extended coverages, boiler and machinery, public liability (including umbrella liability coverage), and other physical damage coverages carried by Landlord for the Building, of which the Premises are a part and which notice shall contain a copy of the then current insurance premium bill. This adjustment shall be prorated should this Lease terminate before the end of any lease year. Beginning with the Lease Commencement Date, and on the first day of each month thereafter, the Tenant shall pay, monthly, one twelfth (1/12th) of the total insurance adjustment attributable to these Premises for the then current year. Until notice from Landlord of the then insurance premium each such monthly payment shall be based upon the monthly insurance payment installment for the previous twelve (12) month period, with an appropriate adjustment in each case after the actual insurance bill for the current year is received by Landlord. Landlord’s insurance (i) shall cover the Building for full replacement cost, (ii) shall be in commercially reasonable amounts of coverage, (iii) shall be subject to commercially reasonable deductible amounts, (iv) shall provide for twelve months of loss of rent, and (v) may be procured as part of a blanketed program of insurance for multiple properties (subject to commercially reasonable blanketed caps and exclusions.).
9.UTILITIES
During the entire term of the Lease and any extensions thereto, Tenant shall provide and shall pay for all of its utilities, including but not limited to gas, electricity, hot and cold water and sewer charges. Tenant shall maintain sufficient heat in the Premises to prevent the pipes therein from freezing.
10.RUBBISH REMOVAL
Tenant shall provide and pay for its own rubbish storage and removal. In connection herewith, Tenant shall be allowed to store a dumpster outside the Premises, in an area designated by Landlord. The Tenant shall maintain the area around the dumpster, keeping it free and clear of debris and offensive odors. Tenant shall defend, indemnify, and hold harmless the Landlord from any and all liability and claims arising from Tenant’s mishandling of its rubbish.
11.USE OF THE PREMISES
The Lease shall provide that the Building and Premises outlined herein may be occupied and operated as a Cannabis Establishment for sales of adult-use marijuana including any and all ancillary thereto including but not limited to storage, maintenance, packaging, counseling, dispensing and any other cannabis related activity as permitted by the Cannabis Control Commission, provided Tenant has obtained all required state and local permits, licenses and approvals, necessary in connection with such use. At Tenant’s sole cost and expense, Landlord and Tenant acknowledge that it shall be the sole responsibility of Tenant and its consultants to secure necessary permits and approvals.
12.FIRE INSURANCE – HAZARDOUS USE
Tenant shall not permit any use of the Premises which would suspend or void any insurance due to an additional fire hazard risk on the property of which the Premises are a part or on the contents of said property or which shall be contrary to any law or regulation from time to time established by any state, municipal, government, or insurance industry rule making authority. Tenant shall pay any increased insurance costs incurred by Landlord by reason of Tenant’s breach of any of the covenants set forth in the foregoing sentence. Further the Tenant, at its expense, shall take all measures necessary to comply with the requirements of Landlord's insurance carrier.
13.TENANT'S MAINTENANCE OF PREMISES
Tenant shall, at all times during the term of this Lease, and at its own cost and expense, keep and maintain or cause to be kept and maintained in repair and good condition (ordinary wear and tear excepted), all buildings and improvements at any time erected on the Premises or used in connection therewith (such as a dumpster and enclosure, loading dock, and drive-through canopy and structure), shall maintain in good condition all lawns and planted areas of the Premises, shall keep in good repair and clean and free of all snow and ice on surfaced roadways, walks, and parking and loading areas of the Premises and shall keep the exterior areas of the Premises generally in neat and orderly condition, shall not commit or allow any waste to the Premises and shall use all reasonable precaution to prevent waste, damage or injury. Tenant’s obligations hereunder shall include all repairs and replacements to the Premises, whether the same are ordinary or extraordinary, foreseen or unforeseen, capital or noncapital and it is expressly understood and agreed that Landlord shall not be obligated during the term of this Lease, to make any repairs, alterations, or replacements, whether structural or otherwise, of any kind whatsoever to the Premises.
14.ALTERATIONS-ADDITIONS
Tenant shall have the right, during the term of the Lease and any extensions thereto, with prior written approval from Landlord, which shall not be unreasonably withheld or delayed, provided it complies with all City of Newton building codes and permits, to decorate, improve and renovate the interior of the leased space and to make all other non-structural interior alterations and improvements which Tenant deems necessary and required to carry on its business or to make the same suitable for its use, including without limitation, installation of interior partitioning doors, frames and hardware, electrical fixtures and lighting, floor and wall covering, and any built-in fixtures. Tenant acknowledges that any alterations to the façade and signage will also require Landlord’s approval which shall not be unreasonably withheld. All such allowed alterations shall be performed in a good and workmanlike manner at Tenant's expense and shall be in quality at least equal to the present construction. Tenant may make non-structural alterations up to $[***] in each instance without Landlord’s consent, but with prior notice to Landlord.
15.ASSIGNMENT-SUBLEASING
Tenant shall have the right, without Landlord’s consent, but subject to conditions set forth herein to assign or sublet the Premises (i) to an entity with which it may merge or consolidate, (ii) in connection with the sale of all or a substantial portion of Tenant’s assets or those of its operating division, (iii) in connection with the sale of a majority or more of the outstanding equity of Tenant, or (iv) to any affiliate, parent or subsidiary of Tenant. The public sale or transfer of the equity of Tenant shall not be deemed an assignment.
Tenant shall not assign, sublet, mortgage, pledge, encumber or otherwise transfer (collectively referred to as "Transfer") this Lease or its rights hereunder in a single store transaction without Landlord's prior written consent, subject to the other terms and provisions of this Paragraph 15. Notwithstanding such Transfer, Tenant and Guarantors under the Lease shall remain liable to Landlord for the payment of all rent and for the full performance of the covenants and conditions of this Lease. Without limiting the foregoing, Landlord and Tenant agree that Landlord may withhold its consent to any proposed Transfer to a transferee ("Transferee") who, or is not deemed by Landlord in its reasonable business judgment, to be an acceptable credit risk. In addition, if required in the Landlord's reasonable judgment, any Transferee shall, by valid written instrument, expressly assume for itself and its successors and assigns, and for the benefit of Landlord, all of the obligations of Tenant under this Lease.
Any request by Tenant for Landlord's consent to a Transfer shall include (i) the name of the proposed Transferee; (ii) the nature of its business and proposed use of the Premises; (iii) complete information as to the financial condition and standing of the proposed Transferee; and (iv) the terms and conditions of the proposed transfer. Tenant shall promptly supply such additional information about the proposed Transfer and Transferee as the Landlord reasonably requests. Landlord shall also have the right to meet and interview the proposed Transferee.
In the event Landlord consents to such Transfer any rent to be paid by the Transferee which is in excess of the rent set forth in the Lease, shall be shared equally between Tenant and Landlord, after deduction of reasonable expenses of subletting such as, and without implied limitation, brokerage commissions, legal fees, leasehold improvements, and rent incentives. For purposes of this grammatical paragraph, the term "rent" shall mean all fixed rent, additional rent or other payment and/or consideration payable hereunder or in connection with such assignment or sublease, as applicable.
Landlord shall advise Tenant in writing whether or not it consents to a proposed Transfer within ten (10) days of receiving Tenant's request for such consent and such accompanying information. In the event such consent is withheld, Landlord shall specify the reasons therefore in detail.
Any transfer consented to herein shall not release Tenant or Guarantor from its obligations of the Lease.

Consent by Landlord, whether express or implied, to any Transfer shall not constitute a waiver of Landlord's right to prohibit any subsequent Transfer.
Tenant shall reimburse Landlord for its reasonable, out-of-pocket legal and other expenses in connection with any request for consent under this Paragraph 15.
16.SUBORDINATION; NOTICE TO MORTGAGEE
This Lease shall be subject and subordinate to any and all mortgages and other instruments in the nature of a mortgage, now or at any time hereafter, a lien or liens on the property of which the Premises are a part and the Tenant shall, when requested, promptly execute and deliver such commercially reasonable written instruments as shall be necessary to show the subordination of this Lease to said mortgages, or other such instruments in the nature of a mortgage, and Landlord shall be required to simultaneously obtain from the holder of any such instrument an agreement, in such holder's customary form, running to the Tenant whereby such holder has agreed, in the event of a foreclosure of said lien not to disturb the Tenant hereunder so long as the Tenant is not in default of the Lease (the “SNDA Agreement”).
No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, of whom Tenant has received written notice specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights; and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter (including a reasonable time to obtain possession of the mortgaged Premises if the mortgagee elects to do so); but nothing contained in this Paragraph 16 shall be deemed to impose any obligation on any such mortgagees to correct or cure any condition.
17.LANDLORD'S ACCESS
Landlord reserves the right from time to time, without unreasonable interference with Tenant’s permitted use of the Premises and upon, at least 24 hours prior notice: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (ii) to alter or relocate any other common facility, or (iii) to examine the Premises to prospective purchasers, potential insurance adjusters, potential financing parties, and prospective tenants (in which case only during the last six (6) months of the term of the Lease).
So long as Landlord and its agents use reasonable efforts not to interfere with Tenant’s business operation in the Premises and except if caused by the negligence of the Landlord or its agents or employees, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents’ entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur.

18.INDEMNIFICATION AND LIABILITY
Tenant shall defend, indemnify, and hold harmless the Landlord and its employees from and against any and all liability, claims, damages, losses, or expenses, arising out of (i) the negligence or willful misconduct of Tenant or its employee's, agent's, contractor's, or invitee's in their operations, actions, conduct or omissions on or about the Premises, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors or (ii) Tenant's breach of this Lease. All of Tenant's goods, effects and property shall be upon the Premises at the sole risk and expense of Tenant and in no case shall Tenant make any claim against Landlord for any loss or damage thereto however caused.
Landlord shall defend, indemnify, and hold harmless the Tenant and its employees from and against any and all liability, claims, damages, losses, or expenses, arising out of (i) the negligence or willful misconduct of Landlord or its employees, agents, contractors, or invitees in their operations, actions, conduct or omissions on or about the Premises, except to the extent caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors or (ii) Landlord’s breach of this Lease.
19.INSURANCE
Tenant agrees to maintain in full force from the Lease Commencement Date throughout the Lease term and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of Commercial General Liability Insurance with the broad form coverage. The minimum limits of such insurance shall be $[***] per occurrence and $[***] aggregate for Bodily Injury Liability (including death) and Property Damage Liability.
The policy shall also include but shall not be limited to the following extensions of coverage:
(i)Contractual Liability, covering Tenant's liability assumed under this Lease; and
(ii)Personal Injury Liability in the amount of $[***] annual aggregate, expressly deleting the exclusion relating to contractual assumptions of liability.
Tenant agrees to maintain a Workers' Compensation and Employers' Liability Insurance policy. The limits of liability as respects Employers' Liability coverage shall be no less than $[***] per accident.
Except for Workers' Compensation and Employers' Liability coverage, Tenant agrees that Landlord (and other such persons as are in privity of the estate with Landlord as may be set out in notice from time to time) is named as additional insureds. Further, all policies shall be non-cancelable and non-amendable with respect to Landlord and Landlord's said designees without thirty (30) days' prior notice to Landlord. A duplicate original or a Certificate of Insurance evidencing the above agreements shall be attached hereto and delivered herewith to Landlord. Additional insureds presently shall be 1089 Washington Street Limited Partnership and Copley Investments Companies as managing agent for 1089 Washington Street Limited Partnership.
For the period between the Lease Commencement Date and Store Opening, Tenant shall obtain a builder’s risk insurance policy, with the following risk attributes: (i) Landlord and it’s management company Copley Investments Companies to be named as additional insured, (ii) coverage limit of policy shall be replacement cost of existing Building ($[***]) plus total cost of the construction renovation ($[***]) totaling $[***], (iii) deductible amount of policy shall not exceed[***] ($[***]) dollars and shall be the responsibility of the Tenant in the case of a loss, (iv) all required insurance must be written by insurance companies licensed to do business in Massachusetts, and (v) all required insurance companies must have a minimum AM Best Rating of A-, VII or better. Tenant shall provide Landlord with a copy of the policy and any reasonable deficiencies within the policy coverages, and Tenant will make best efforts to obtain sufficient coverage.
Landlord reserves the right to reasonably require additional coverage or to increase limits as industry standards change, so long as such additional coverage is then customarily required by Landlords in the Greater Boston area.
Tenant further agrees to maintain during the term and thereafter so long as Tenant is in occupancy of any part of the Premises, (i) business interruption insurance in an amount to cover costs, damages, lost income, expenses, Rent, and all other sums payable under this Lease for a period not less than twelve (12) months, (ii) lost rent insurance in favor of Landlord sufficient to reimburse Landlord for all Rent abated in accordance with Paragraph 20, and (iii) all risk property insurance including theft and sprinkler leakage coverage on all of Tenant’s trade fixtures, furniture, inventory and other personal property in the Premises, and on any alterations, additions, or improvements made by Tenant upon the Premises all for the full replacement costs thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s improvements, alterations, and additions to the Premises.
20.FIRE, CASUALTY AND EMINENT DOMAIN
A.Fire and Casualty. If, at any time during the term of the Lease and any extension thereto, the Premises shall be damaged in whole or in part by fire, the elements or other casualty, Tenant, at Tenant’s sole cost, as speedily as circumstances permit, shall repair said damage and restore the Premises to the same condition which existed immediately prior to the occurrence of said casualty. The term shall be tolled by a period of time equal to the time between the date of the casualty and the date on which Tenant completes repair and restoration of the Premises. During the restoration, Tenant may operate its business out of a temporary structure such as a trailer, subject to compliance with municipal laws. In addition, Tenant shall be entitled to an abatement of Rent for the period during which the Premises is rendered incapable of use for the normal conduct of Tenant’s business, including a reasonable period, not to exceed ninety (90) days, for Tenant to refixture and restock. Said abatement will be pro rated, based on the number of square feet of the Premises which are so rendered untenantable or incapable of such use. Notwithstanding the foregoing, such abatement of Rent shall be effective only for so long as and only to the extent that Landlord is reimbursed for all Rent abated through lost rent insurance provided by Tenant in accordance with Paragraph 19.
The foregoing notwithstanding, provided all insurance required to be carried by Tenant pursuant to the terms hereof is in effect and no action of Tenant would impair insurance recovery, if the Premises is partially or totally destroyed by fire or other casualty (i) between the Lease

Commencement Date and the Store Opening, the Tenant’s builder’s risk insurance proceeds shall be used to pay for the repair and restoration of the Premises, or (ii) between Store Opening and the termination of the Lease, the Landlord’s property insurance proceeds less the deductible shall be provided to Tenant to pay for the repair and restoration of the Premises. Should a portion (greater than 50%) of the Building be destroyed by fire or other casualty during the last two (2) years of the initial term, or during the last two (2) years of any extension period, then Tenant may elect not to restore the Premises and terminate this Lease upon written notice to Landlord within forty-five (45) days of its intention to terminate after such event, and all obligations of Tenant shall terminate upon such termination of this Lease and Landlord shall be entitled to any insurance proceeds due to occurrence of said casualty.
If Tenant shall terminate this Lease pursuant to this Paragraph, then Tenant shall assign to Landlord all insurance proceeds relating to the Premises (and not to Tenant’s personal property, computer and other equipment, fixtures and shelving or inventory) and shall reimburse Landlord for all applicable insurance deductibles.
B.Eminent Domain. Should a portion (greater than 50%) of the parking area, or a substantial portion (greater than 50%) of the Building, be taken by eminent domain, the Landlord may elect to terminate this Lease. The Tenant may elect to terminate this Lease if such taking occurs during the last two (2) years of the initial term, or during the last two (2) years of any extension period and Tenant gives written notice within forty-five (45) days of its intention to terminate after such taking.
When such taking renders all or a portion of the Premises substantially unsuitable for Tenant’s intended use and the Tenant elects not to terminate the lease, a just and proportionate abatement of rent shall be made. The Landlord reserves, and the Tenant grants to the Landlord, all rights which the Tenant may have for damages or injury to this Premises for any taking by eminent domain, except for damage to the Tenant’s fixtures, property, or equipment and relocation costs and business loss.
21.DEFAULT AND BANKRUPTCY
In the event that:
(a)Tenant shall default in the payment of any installment of Rent or any other sum herein specified if such default shall continue for five (5) days after receipt of notice from Landlord that said payment is due; or
(b)Tenant shall default in the observance or performance of any other of Tenant's covenants, agreements, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof, or in the event such default shall require more than thirty (30) days to be cured, if Tenant shall not within such period commence to cure such default, and thereafter, with due diligence, prosecute the curing of such default to completion, but in no event shall such default continue for more than one hundred twenty (120) days in the aggregate; or
(c)Tenant or any guarantor of any of Tenant’s obligations under this Lease admits in writing that it is not paying its debts as such debts become due, becomes insolvent, files or has filed against it (and in the case of an involuntary petition such is not dismissed within sixty (60) days after the filing) a petition under any chapter of the U.S. Bankruptcy Code (or any similar petition under any insolvency law of any jurisdiction), proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or such guarantor which appointment remains unvacated or unstayed for a period of thirty (30) days, then Landlord shall have the right thereafter, to reenter and take complete possession of the Premises, to declare the term of this Lease ended, and remove the Tenant's effects, without prejudice to any remedies which might be otherwise used for arrears of rent or other default. The Tenant shall indemnify Landlord against all loss of rent and other payments, which Landlord may incur, by reason of such termination during the residue of the term. All Rent, utility charges, taxes, and all other charges (including, but not limited to, reasonable attorney’s fees, other costs of collection, or costs incurred by Landlord arising from a default of Tenant's obligations under this Lease) shall constitute rent due and payable under this Lease. Landlord agrees to use reasonable efforts to relet the Premises. If Tenant shall default, after reasonable notice thereof (except in the event of an emergency or when necessary to prevent damage to property or injury to persons, in which case no notice shall be necessary), in the observance or performance of any condition or covenants on Tenant's part to be observed or performed under or by virtue of any of the provisions in any article of this Lease, the Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Tenant. In the event of a Tenant default, if the Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred shall be paid to Landlord by Tenant as additional rent.
22.NOTICE AND SERVICE OF PROCESS
Any and all notices from the Landlord to the Tenant relating to the Premises or to the occupancy thereof, shall be in writing and effective upon receipt. All notices shall be sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) a reputable national overnight courier service with receipt therefore, or (iii) hand. Any notice from the Tenant to Landlord relating to the Premises or to the occupancy thereof shall be addressed to Landlord at 10 Newbury Street, Boston, MA 02116. Any notice from the Landlord to Tenant shall be addressed to Tenant at c/o Novus Group, 137 Lewis Wharf, Boston, MA 02110. All rent and notices shall be paid and sent to Landlord at 10 Newbury Street, Boston, MA 02116.
23.SURRENDER
The Tenant shall at the expiration or other termination of this Lease remove all Tenant's goods and effects from the Premises, (including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by the Tenant, either inside or outside the Premises). Tenant shall deliver to Landlord the Premises and all keys, locks thereto. At the request of the Landlord, Tenant shall remove all alterations and additions made to or upon the Premises (excluding any of the tenant improvements approved by Landlord and constructed by

Tenant at the beginning of the term of the Lease). In the event of the Tenant's failure to remove any of Tenant's property (including trade fixtures such as sinks and shelving) from the Premises, Landlord is hereby authorized, without liability to Tenant for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of the property at Tenant's expense, or to retain same under Landlord's control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.
24.HOLDOVER
If Landlord and Tenant have not reached a prior agreement, and Tenant remains in the Premises beyond the expiration of this Lease, such holding over shall not be deemed to create any tenancy, but the Tenant shall be a Tenant at Sufferance only, at a daily rate equal to one and one half (1 - ½) times the rent and other charges under this Lease. However, all conditions of this Lease to be performed by Tenant shall continue in force.
25.MUTUAL WAIVER OF SUBROGATION
So long as their insurers so permit, Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any casualty to the extent such loss or damage is covered by insurance actually carried or would have been covered by insurance required to be carried hereunder (whether or not such required insurance is actually carried), even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.
26.TRADE FIXTURES AND EQUIPMENT
Any trade fixtures or equipment (as opposed to real estate fixtures) installed in or attached to the Premises by and at the expense of Tenant and all other property of Tenant which was personal property prior to its installation, shall remain the property of Tenant and Tenant shall have the right, at any time, to remove same. However, Tenant shall promptly repair in a workmanlike manner any damage resulting from such removal, shall plug or close in an approved manner any connection to sources of gas, air, water, electricity or heat or to cooling ducts and shall do whatever is necessary so as to leave the Premises in a reasonable condition as a result of such removal.
27.OPTION TO EXTEND
Provided there is no existing, uncured material default, Tenant shall have the option to extend the term hereof without the need of a new instrument for two (2) additional, five (5) year extension terms. Tenant must notify Landlord in writing, nine (9) months prior to the expiration of the current term, of its election to exercise its option to renew the Lease.
The annual rent for the option terms, reserved in this Lease, and payable hereunder, shall be determined as follows:
i.Landlord and Tenant shall arrive at a market rent for the extended term.

ii.In the event the parties shall be unable to agree upon a market rent within thirty (30) days following the date when Tenant shall have exercised such option, then the market rent shall be determined by arbitration for the fair market value of the Premises by three (3) arbitrators, one chosen by Landlord, one chosen by Tenant and a third chosen by the two so chosen, and in accordance with rules and procedures set forth by the American Arbitration Association, or its successor/ substitute body. Each of the arbitrators shall be members of the American Institute of Real Estate Appraisers. The expense of arbitration shall be shared equally by Landlord and Tenant and the decision of the arbitrators shall be final and binding upon the parties.
iii.In no event shall the annual rent for any year of the extended term, be less than the annual rent for the preceding year.
28.ACTS OF GOD
With the exception of payments of fixed or additional rent, in any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such parties reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time, or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.
29.SELF HELP
If Tenant shall default in the performance or observance of any agreement, condition or other provision in this Lease contained on its part to be performed or observed, and shall not cure such default within the applicable cure and notice period herein specified, Landlord may, at its option, without waiving any claim for breach of agreement, at any time thereafter, and with prior written notice to Tenant, cure such default for the account of the Tenant and the Tenant shall reimburse Landlord for any reasonable amount paid and any expense or contractual liability so incurred. Landlord may cure the default of the Tenant prior to the expiration of such waiting period if Landlord deems it is necessary to protect the real estate or interest of Landlord and other tenant’s of Landlord thereon or to prevent injury or damage to persons or property. Any amount payable by Tenant to Landlord pursuant to the provisions of this provision shall be paid as part of and at the time for payment of the next installment of minimum rent thereafter coming due.
30.ESTOPPEL CERTIFICATES
(a)Within 30 days after each request by Landlord, Tenant shall deliver an estoppel certificate to Landlord. Estoppel certificates shall be in writing, shall be acknowledged, and shall be in proper form for recording. Each estoppel certificate shall be certified to Landlord, any Mortgagee, and any assignee of any Mortgagee, any purchaser, or any other person specified by Landlord.
(b)Each estoppel certificate shall contain the following information certified by the person or persons executing it on behalf of Tenant: (i) whether or not Tenant is in possession of the

Premises, (ii) whether or not this Lease is unmodified and in full force and effect (If there has been a modification of this Lease the certificate shall state that this Lease is in full force and effect as modified, and shall set for the modification), (iii) whether or not Tenant contends that Landlord is in default under this Lease in any respect, (iv) whether or not there are then existing set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant (and if so, specify the same), (v) the dates, if any, to which any rent or charges have been paid in advance and (vi) such other matters as may be reasonably requested by Landlord.
31.RULES AND REGULATIONS
Intentionally omitted.
32.MECHANIC'S LIEN
Tenant shall not permit any mechanics' liens, or similar liens, to remain upon the Premises for labor and material furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant. Tenant agrees promptly to discharge (either by payment or by filing of the necessary bond, or otherwise) and without cost to Landlord any mechanic's, material men's, or other lien against the Premises and/or Landlord's interest therein, which lien may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for the Tenant, in upon or about the Premises.
33.QUIET ENJOYMENT
Landlord covenants and agrees with Tenant that Tenant on paying the Construction Base Rent, Base Rent and Additional Rent and performing obligations of Tenant in this Lease, so long as no default beyond applicable cure periods shall exist, shall and may peaceably and quietly have, hold and enjoy the Premises hereby demised for the intended purpose as herein before provided, subject to the terms and provisions hereof.
34.PERSONS AND PROPERTY BOUND
The word "Landlord" wherever used herein shall comprehend and bind the Landlord, their successors and assigns and the word "Tenant" wherever used herein, shall comprehend and bind the Tenant, its successors and assigns or those in any manner claiming through or under said Tenant, in each and every case where the context so allows or admits and whether so expressed or not. Tenant hereby agrees for itself and each succeeding holder of Tenant's interest, or any portion thereof, hereunder, that any judgment, decree or award obtained against the Landlord or any succeeding owner of Landlord's interest, which is in any manner related to this Lease, the Premises, or Tenant's use or occupancy of the Premises or the common areas of the Premises owned by the Landlord, whether at law or in equity shall be satisfied out of the Landlord's equity in the land and building to the extent then owned by the Landlord or such succeeding owner (or to the proceeds or sale, refinancing, insurance awards or condemnation awards), and further agrees to look only to such assets and to no other assets of the Landlord, or such succeeding owner for satisfaction. The obligations of Landlord under this Lease do not constitute personal obligations of the members, trustees, individual partners, directors, officers or shareholders of Landlord or any constituent entity of Landlord, and Tenant shall not seek recourse against the members, trustees, partners, directors, officers or shareholders of Landlord or any constituent entity of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In the event of a transfer of the Landlord’s interest in the Premises, the Security Deposit shall be paid to Landlord’s successor, and Landlord’s successor shall provide Tenant with written confirmation that it has possession of the Security Deposit.
35.ENTIRE AGREEMENT
This Lease contains the entire agreement between the parties and shall not be modified or amended in any manner except by an instrument in writing executed by authorized representatives of both ~~the~~ parties. All negotiations, considerations, representations and understandings between Landlord and Tenant are integrated herein.
36.COST AND EXPENSE
Wherever in this Lease provision is made for the doing of any act by any person, it is understood and agreed that said act shall be done by such person at its own cost and expense, unless a contrary intent is expressed.
37.WHEN LEASE BECOMES BINDING
The submission of this document for examination and negotiation does not constitute an offer to Lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant
38.ASSIGNMENT OF RENTS
With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditioned in nature or otherwise, which assignment is made to the holder of the first mortgage on the Premises, Tenant agrees that:
(a)the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, shall never be deemed an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by written notice sent to Tenant, specifically elect; and
(b)except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon the foreclosure of such holder's mortgage or the taking of possession of the Premises and its specific agreement to do so.
39.WAIVER
Failure on the part of either party to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver by said party or any of its rights hereunder. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by either party to or of any action by the other requiring said party's consent or approval shall not be deemed to waive or render unnecessary said party's consent or approval to or of any subsequent similar act by the other.
No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount, with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any rights or remedies which Landlord may have against Tenant.
40.PARAGRAPH HEADINGS
The paragraph headings throughout this instrument are for the convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.
41.GOVERNING LAW, VENUE, AND SERVICE OF PROCESS
This Lease, including the validity hereof and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Lease may be commenced and maintained only in any court of competent jurisdiction located in the Commonwealth of Massachusetts. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Paragraph 22 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any action suit or proceeding arising out of or in connection with this Lease or transactions contemplated hereby or the enforcement of any rights under this Lease.
42.PARTIAL INVALIDITY
If any provision of this Lease or portion of such provision of the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (including the remainder of such provisions) and the applications thereof to the persons or circumstances shall not be affected thereby.
43.TENANT AUTHORITY
Each person executing this Lease on behalf of Tenant does hereby covenant and warrant that (i) Tenant is duly incorporated and validly existing in the laws of its state of incorporation, organization or formation, (ii) Tenant has and is qualified to do business in Massachusetts, (iii) Tenant has full right and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (iv) each person signing this Lease on behalf of Tenant is duly and validly authorized to do so.

44.WAIVER OF JURY TRIAL
Landlord and Tenant each hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant and/or Tenant’s use or occupancy of the Premises.
45.BROKER
Landlord and Tenant each warrants and represents that it has only dealt with Mike Jezienicki of Boston Realty Advisors in connection with the execution of this Lease. Each shall indemnify the other against the claims and demands of any broker arising out of this lease, including without limitation all costs and expenses in defending such claim, including reasonable attorney’s fees if representation proves untrue. Tenant shall be responsible to pay the real estate commission to Boston Realty Advisors per a separate agreement. Landlord shall not be liable for any brokerage fees in connection with this lease. If Tenant exercises its right to purchase the Premises per Paragraph 52, Landlord shall have no obligation to pay the real estate commission to Boston Realty Advisors. Tenant shall indemnify Landlord against all costs and expenses in defending such claim, including reasonable attorney’s fees if representation proves untrue.
46.SIGNAGE
Tenant shall have the right to erect and maintain throughout the term of this Lease and any extensions thereto, an exterior sign on the roof and front and sides of the Building, provided Tenant (i) conforms with all ordinances of the City of Newton or the appropriate local authority and, (ii) obtains Landlord’s consent to the design and construction of Tenant’s signage. At the end of the term, the Tenant shall remove its sign and repair, in a workmanlike manner, any damage to the facade caused by the removal of its sign. Tenant may also add additional signage mounted on the inside of the glass within the Premises.
47.HVAC EQUIPEMNT
As of the Lease Commencement Date, Landlord represents and warrants to Tenant that the HVAC equipment is in proper working order and condition, and Landlord shall assign to Tenant the benefit of any manufacturers or installer’s warranty. During the entire term of this lease or any extensions thereto, Tenant shall be responsible to keep the heating, ventilating, and air conditioning (HVAC) equipment serving the Premises in good repair, order, and condition and shall pay all charges in connection with the repair, maintenance, and replacement if necessary of the HVAC. In connection herewith, Tenant shall secure a maintenance contract on the HVAC equipment with a reputable HVAC contractor and at a minimum send copies of semiannual maintenance and service reports to Landlord.
48.TENANT'S RENOVATIONS
In the event Tenant shall renovate the Premises it shall do so at its sole cost and expense and in accordance with plans and specifications first approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant represents and warrants that such plans are in conformity with all applicable building, fire, health and zoning laws or ordinances of the City of

Newton. After the plans have been completed by the Tenant's architect, Tenant shall obtain its permits and approvals required for construction of the renovations. After obtaining such permits and approvals, Tenant agrees to commence renovations promptly and to proceed continuously with all due diligence so far as same is within Tenant's control, using new and first quality materials and done in a good and workmanlike manner. Tenant shall construct the renovations for the Premises in accordance with the plans set forth in Exhibit B. Before commencing construction, Tenant shall furnish to Landlord satisfactory proof that the contractor doing the renovations has workmen's compensation insurance.
With written approval from Landlord, Landlord permits Tenant to demo the back approximate 3,500 square foot portion of the Building after the Completion Guarantee has been provided and shall have no restoration obligations (to the original 8,500 square foot configuration) beyond security provisions.
Tenant is solely responsible for the entire cost of their signage, permitting, and all renovations for the Premises. Tenant is responsible to obtain all licenses, permits, certificates, etc. to legally operate from the Premises.
49.LEGAL FEES
If either Landlord or Tenant shall commence any legal proceedings against the other with respect to any of the terms and conditions of this Lease, the non-prevailing party shall pay to the other all reasonable expenses of the litigation, including reasonable attorney fees as may be fixed by the court having jurisdiction over the matter.
50.SNOW / ICE REMOVAL
Tenant agrees to comply with all ordinances of the City of Newton relative to the removal of ice and snow from the front and rear sidewalks and entrances appurtenant to the Premises. This area in front is defined as the sidewalk extending along the frontage of the Premises to the street curb.
Tenant, at its sole cost, shall be responsible for the removal of snow and ice from the parking lot.
51.LANDLORD’S RENOVATIONS
Per the PSA, Landlord, at its expense, shall deliver the Premises to Tenant with the following items in place on or before the Lease Commencement Date, constructed in a good and workmanlike manner, and with any mechanical, electrical or plumbing equipment and fixtures in good working condition and in compliance with all applicable codes:
1.Finish installation of four (4) new HVAC units with gas and power wiring. Units are currently in place on the roof, electric wiring is done, Landlord needs to finish gas piping and start up. Work is complete.
2.Installation of new rubber roof. Specifications of roof, including warranty, are subject to Buyer’s review and approval, not to be unreasonably withheld. Work is complete.

3.$[***] credit towards the completion of new sanitary sewer line in cement slab substantially as currently laid out, with capped line, and back filled trenches level with cement, or removal of all or substantially all of such new sanitary line leaving the Building connected to the municipal system, with back filled trenches level with cement.
4.Remainder of the Premises to be delivered in its “AS IS” condition.
Landlord shall assign to Tenant the benefit of any warranty provided by a manufacturer or other third party.
52.RIGHT OF FIRST OFFER TO PURCHASE THE PREMISES
Landlord shall not sell the Premises unless Landlord first provides a written offer to Tenant to purchase the Premises, the “Offer”. The Offer shall collectively include the proposed purchase price, an updated environmental report, and a proposed purchase and sale agreement (“Proposed PSA”) upon which terms Landlord desires to sell the Premises. Tenant shall then have the right to purchase the Premises by executing the Proposed PSA within fourteen (14) days after Tenant’s receipt of the Offer from Landlord and provide a nonrefundable deposit to Landlord equal to [***] ([***]%) percent of the proposed purchase price, the “Deposit”. The Proposed PSA shall substantially be in the form of the previous PSA, herein attached as Exhibit C.
If Tenant timely executes the Proposed PSA and provides the correct Deposit, then Tenant shall have the right and obligation to purchase the Premises upon the terms set forth in the Proposed PSA and must close on the Premises within forty-five (45) days from the date Landlord receives the executed Proposed PSA. If Tenant timely executes the Proposed PSA and provides the correct Deposit but fails to perform by not closing on the Premises within forty-five (45) days, then Tenant shall forfeit the Deposit and this Paragraph 52 Right of First Offer To Purchase The Premises shall no longer be in force and effect.
If Tenant either rejects the Offer or does not timely execute the Proposed PSA or provide the correct Deposit, then Landlord shall be free to sell the Premises to a third-party person or entity upon terms and conditions not less favorable to Landlord in any material respect than the Proposed PSA without further obligation to Tenant, except that the purchase price may be as much as [***] percent ([***]%) less than that reflected in the Offer. If after Tenant either rejects the Offer or does not timely execute the Proposed PSA or provide the correct Deposit, and Landlord desires to offer the Premises for sale upon terms that are materially less favorable to Landlord than the Proposed PSA and/or at a purchase price that is more than [***] percent ([***]%) less than the purchase price stated in the Proposed PSA, then Landlord must resubmit an Offer in accordance with the procedures set forth above. However, if the new Offer to Tenant is given not more than one hundred eighty (180) days after the previous Offer to Tenant, then Tenant’s time to execute the Proposed PSA pursuant to such new Offer shall be reduced to five (5) days.
Should Landlord be free to sell the Premises to a third-party person or entity upon the terms and conditions set forth herein, and fail to convey the Premises to a third-party person or entity within twelve (12) months from the date the Offer expires, the Landlord shall be obligated to provide Tenant a new Offer if it wishes to sell the Premises thereafter.

53.FINANCIAL REPORTING
Tenant shall provide to Landlord within ten (10) days following written request copies of Tenant’s and Guarantor’s annual financial statements and such other information regarding Tenant’s and Guarantor’s financial condition as may be so reasonably requested, but not more than two (2) times per twelve (12) month period; provided such information shall, to the extent the same is not publicly available, be treated as confidential information of Tenant and / or Guarantor.
If Landlord desires to finance, refinance, or sell the Premises, or any part thereof, Tenant hereby agrees to deliver to any lender or purchaser designated by Landlord such financial statements of Tenant as may be reasonably required by such lender or purchaser.
54.FIRE PROTECTION EQUIPMENT
Tenant shall maintain and be responsible for the cost of the service agreement with American Alarm Company, for periodic tests and inspections of the fire/sprinkler alarm devices at the Premises. All other testing, maintenance, service and repair required of the fire protection equipment shall be the responsibility of Tenant to undertake. All annual reports regarding the inspections and testing shall be sent to Landlord in a timely fashion. The failure of any equipment installed or delivered by Landlord as of the Commencement Date shall be Tenant’s responsibility.
55.TIME IS OF THE ESSENCE
Landlord and Tenant hereby agree that time is of the essence with respect to performance of each of the parties’ obligations under this Lease. Landlord and Tenant agree that, in the event that any date on which performance is to occur falls on a Saturday, Sunday, or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.
IN WITNESS WHEREOF, the Landlord and Tenant have hereunto set their hands and common seals on May  13  , 2020.

LANDLORD:	TENANT:
1089 Washington Street L.P.	Ascend Mass, LLC
By its general partner
Copley General II, Inc.

/s/ Gary B. Simon	/s/ Francis Perullo
Gary B. Simon, President	Francis Perullo, Manager

CLERK’S CERTIFICATE
I,   Daniel DiPietro     , as the     Clerk   of Ascend Mass, LLC, a Massachusetts limited liability company (the “Company”), hereby certify that approval was given for the Company, as Tenant, to enter into a fifteen (15) year lease with an option to extend for two (2) additional five (5) year terms, with 1089 Washington Street Limited Partnership, as Landlord, for approximately 8,500 square feet of space at 1089 Washington Street, West Newton, MA., at an annual first year base rental rate of $900,000.00.
I further certify that  Francis Perullo  , as   Manager  , has the authority to execute and deliver to the Landlord a lease on behalf of the Company upon the above terms.
Witness my hand and seal this   13th   day of May, 2020.

/s/ Dan DiPietro
GUARANTY
FOR VALUE RECEIVED, and in consideration of the execution and delivery of the within Lease, dated May   13   , 2020, by and between 1089 Washington Street Limited Partnership, as Landlord, and Ascend Mass, LLC, as Tenant, (“the Lease”), the undersigned Ascend Wellness Holdings, LLC (“Guarantor”) hereby unconditionally guarantees to Landlord the full performance and observance of all the covenants, conditions, rent charges, and agreements therein provided to be performed and observed by the Tenant and, if applicable, Tenant’s successors and assigns, during the entire term of the Lease and any extensions thereto, and expressly agree that the validity of this agreement and the obligations of the Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the granting by the Landlord of any indulgences to Tenant or by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the within Lease or by relief of the Tenant from any of Tenant’s obligations under said Lease by operation of law or otherwise (including, but without limitation, the rejection of the said Lease in connection with proceedings under the bankruptcy laws now or hereafter enacted); the Guarantor hereby waive all surety ship defenses.
The Guarantor further covenant and agree that this guaranty shall remain and continue in full force and effect, throughout the initial fifteen (15) year period and any renewal, modification or extension of this Lease. The Guarantor further agrees that their liability under this guaranty shall be primary, and that in any right of action which shall accrue to the Landlord under said Lease, the Landlord may, at its option, proceed against the Guarantor and the Tenant, jointly and severally, and may proceed against the Guarantor without having commenced any action against or having obtained any judgment against the Tenant.
It is agreed that the failure of the Landlord to insist in any one or more instances upon a strict performance or observance of any of the terms, provisions or covenants of the foregoing Lease or to exercise any right there in contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right; but the same shall continue and remain in full force and effect. Receipt of the rent by the Landlord with knowledge of the breach of any provisions of the foregoing Lease shall not be deemed a waiver of such breach.
It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the Landlord, and shall be binding upon the respective heirs, executors, administrators and assigns of the undersigned.
IN WITNESS THEREOF, the undersigned has caused this Guaranty to be executed on the    13th      day of May 2020.

/s/ Francis Perullo
Ascend Wellness Holdings, LLC

EXHIBIT A
Site Plan To Be Included

EXHIBIT B
Construction Plans and Schedule To Be Included

EXHIBIT C
Original PSA To Be Included